3rd July, 2018

Board of Directors
NPQ Holdings Limited
190 Toa Payoh Lorong 6 #02-514
Singapore 310190

Re: Resignation from Officer Position

To the Board of Directors:

I hereby resign as the Chief Executive Officer of NPQ Holdings Limited (the "Company"), effective as of the date set forth above.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

Lim Wee Lee (Lin Weili)

Notary:

NOTARY PUBLIC
Lim Fung Peen
N2018/0189
1 Apr 2018 – 31 Mar 2019
SINGAPORE

Sworn to and subscribed before me this 3rd day of July, 2018, by Lim Wee Lee (Lin Weili), who is personally known to me or who has produced SINGAPORE IDENTITY CARD (NRIC) as identification.

Notary's Signature

Print Notary's Name

NOTARY PUBLIC,

NOTARY PUBLIC
Lim Fung Peen
N2018/0189
1 Apr 2018 – 31 Mar 2019
SINGAPORE

My commission expires: